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                                                                    EXHIBIT 99.1

                                                       Contact: Thomas C. Franco
                                                                   Chris Tofalli
                                                     Broadgate Consultants, Inc.
                                                                    212-232-2222


FOR IMMEDIATE RELEASE

             Vorwerk Reaches Agreement with Clayton, Dubilier & Rice
                           to Acquire Jafra Cosmetics

    Leading Direct Marketer of Beauty Care Products Poised for Future Growth

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NEW YORK, LONDON AND WUPPERTAL, GERMANY March 30, 2004 -- Vorwerk & Co. KG, a
family-owned company based in Wuppertal, Germany, and Clayton, Dubilier & Rice, Inc., a leading global private equity firm, jointly announced today an agreement under which Vorwerk will acquire 100% of Jafra Cosmetics, a leading direct selling company of high quality beauty products with annual net sales of approximately $400 million. A CD&R-managed fund owns approximately 84% of Jafra, which is based in Westlake Village, California. Terms were not disclosed.

         The acquisition represents an expansion of Vorwerk's direct sales activities into cosmetics, fragrances and skin care products, which is the largest and fastest growing direct sales segment worldwide. Dr. Jorg Mittelsten Scheid, Managing Partner of Vorwerk said, "Our core competency is direct sales. With Jafra Cosmetics, we are expanding our portfolio to include a company with an excellent brand name, high profitability with strong growth prospects, and very competent management." Achim Schwanitz, Managing Partner of Vorwerk, further stated, "The company's corporate culture and its advisory-oriented sales approach using trained consultants to market Jafra's high-quality brand-name products all fit perfectly into Vorwerk's corporate strategy. Jafra's management team will continue to lead the company as a separate entity within the Vorwerk group."

         "The management team looks forward to a new growth phase as part of Vorwerk," said Ron Clark, who will remain Chairman and Chief Executive Officer of
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Jafra. "We have greatly valued our partnership with CD&R and their strong support in helping us build the company."

         Thomas E. Ireland, a CD&R operating partner, said, "Our investment in Jafra is an example of how CD&R successfully acquires global businesses that are part of larger corporate multinationals and then works closely with management to create stronger and more profitable stand-alone businesses." David A. Novak, a CD&R financial partner said, "The many growth initiatives and operational enhancements implemented by Jafra's outstanding leadership team drove a 400% increase in the company's profits since 1998 and significant cash flow generation. The company is well positioned for continued success under Vorwerk's ownership."

         The transaction is subject to customary regulatory approvals and is expected to close in the second quarter of 2004.

         GF Capital Management & Advisors acted as the financial advisor to Vorwerk in the transaction. The legal advisors were Simpson, Thacher & Bartlett, LLP for Vorwerk and Debevoise & Plimpton for the company.

ABOUT JAFRA

         Jafra is a leading direct seller of premium skin care products, color cosmetics, body care products, fragrances and other personal care products with annual revenues of 400 million USD. The company's base of over 400,000 consultants sells the products worldwide. The main markets for the Jafra brand are Mexico and the U.S. In addition, Jafra's independent sales representatives operate in 10 countries in the Americas and Europe, including Brazil, Argentina, Germany, Austria, Switzerland, the Netherlands and Italy.

         Jafra was founded as a family company in 1956 by Jan and Frank Day. The aim of the founders was to build up a company that would empower women to develop career opportunities for themselves while still being able to focus on raising and caring for their families.
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ABOUT VORWERK

         Vorwerk, founded by Carl Vorwerk in Wuppertal, Germany in 1883, is a global family enterprise. With its core business in direct sales of high-quality household appliances, as well as industrial and financial services and carpets, the Vorwerk Group achieved annual turnover of 1.6 billion euros (2 billion USD) in 2003. Vorwerk employs over 20,000 permanent staff members worldwide, along with 26,000 advisers selling high-quality household appliances either part-time or full-time. With the addition of Jafra, Vorwerk's turnover will increase to 2 billion euros (2.5 billion USD). For more information about Vorwerk & Co. KG, visit www.vorwerk.com.

ABOUT CLAYTON, DUBILIER & RICE

         CD&R acquired Jafra from The Gillette Company in 1998 and over that period the company has doubled the global consultant base to over 400,000, introduced new personal care products, and increased penetration into its primary U.S. and Mexican markets, among other key accomplishments.

         CD&R is a leading private equity investment firm that has earned consistent, superior investment returns using an integrated operational and financial approach to build and grow portfolio businesses. Half of the firm's partners are seasoned corporate executives from major industrial enterprises and half come from mergers and acquisitions, financing or investment backgrounds. The Jafra sale follows the firm's recently completed sale of Kinko's to FedEx for $2.4 billion and the IPO of SIRVA, Inc., the leading global relocations company. The firm also announced the $1.65 billion acquisition of VWR International, the U.S. headquartered distributor of laboratory supplies from Merck KGaA. Since its founding in 1978, CD&R has managed the investment of over $4.5 billion in 36 businesses - mostly subsidiaries or divisions of large multi-business corporations - representing a broad range of industries with an aggregate transaction value in excess of $19 billion and revenues of more than $25 billion. The firm has offices in New York and London. For more information about CD&R, visit www.cdr-inc.com.